SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels or to its website, www.RestoretheMagic.com (the “Website”), or may otherwise disseminate the Social Media Post to the Company’s shareholders; and

•	publish the material filed herewith as Exhibit 2 (the “Website Material”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders.

Exhibit 1

Video Transcript:

Jay Rasulo: Having spent half of my business career, 15 years, deeply engaged in the parks and resorts at Disney, I really know what the right questions to ask are and what guests are looking for.

When we created two new cruise ships, when I was part of Parks and Resorts, we really looked at the experience people had on the existing ships and how we could make those better. The investment was large, but the payoff, both in terms of return on investment and return on guest experience, the way the guests felt about that experience was also huge. And those are the kinds of issues and questions that need to be asked.

Exhibit 2

Buchalter

Steve Segal (Buchalter)

"[Jay Rasulo's] decades of experience in the [Disney] organization allow him to walk in understanding the company's strengths and weaknesses at a core operating level."

Source: *Disney's Proxy Fight: Activist Investors Pose 'Major Hurdle' for Nelson Peltz* dated January 19, 2024

Bloomberg

Crystal Tse (Bloomberg)

"If you want someone to fix a company, you want someone to know the ins and outs of the potential issues."

Source: *Bloomberg Markets* dated January 25, 2024